Exhibit 99.1

GAP INC. DISCUSSES STRATEGIC GROWTH INITIATIVES

AT INVESTOR UPDATE MEETING

Leaders To Underscore Themes of Brand-Building, Growth and Innovation

SAN FRANCISCO — April 21, 2005 – Today, at the Gap Inc. (NYSE: GPS) Investor Update Meeting, Paul Pressler, Gap Inc.’s Chief Executive Officer, along with other members of Gap Inc.’s leadership team, will discuss the company’s strategic vision and growth initiatives for 2005 and beyond. The event will be webcast and made available via conference call for the public on Gap Inc.’s Investor Relations Web site at www.gapinc.com.

“We believe that the growth initiatives we are outlining today will strengthen Gap Inc.’s position as the leading global apparel specialty retailer – both in stores and online,” said Gap Inc. President and Chief Executive Officer Paul Pressler. “We are committed to delivering long-term shareholder value, through both EPS growth and cash distributions.”

Senior management from the company’s divisions will discuss the following growth initiatives:

Gap brand

Gap brand is renewing its connection with customers by improving its store experience and by refocusing its product aesthetic on fresh, casual American style. The brand also expects to improve sales productivity by optimizing square footage allocated to each sub-brand, including Gap, babyGap, GapKids, and GapBody. Tomorrow, Gap will open seven remodeled stores in the Denver-area, reflecting a major step in evolving the store experience.

Banana Republic

Offering designer products at affordable prices, Banana Republic plans to extend the brand through jewelry, handbags, personal care products and petites. Banana Republic Petites has expanded to 23 stores since 2004, and the brand expects to have five petites stand-alone stores by the end of 2005.

Old Navy

Old Navy plans to grow its business by opening about 200 net new stores through 2007. Continuing to provide fun and innovative products at a great value, Old Navy is also pursuing brand extensions, such as maternity, plus sizes, accessories and personal care.

Gap Inc. International

Gap Inc. International expects to open at least 50 net additional stores in the U.K., France and Japan through 2007, including bringing Banana Republic to Tokyo this fall. In 2006, the International team plans to introduce a franchising operating model and begin exploring the Chinese market. The International division is also building merchant teams in-country to accelerate growth and to ensure that the product is relevant to customers in each market.

Underscoring the company’s commitment to international growth, Gap Inc. announced today that it has hired Stephen Sunnucks for a newly created position, President of Europe, Gap Inc. International. Sunnucks, age 47, will report directly to Andrew Rolfe, President, Gap Inc. International. Prior to joining Gap Inc., Mr. Sunnucks spent four years as CEO of New Look, a fashion retailer with 700 stores in the UK, Ireland and France. Previously, he held operating and merchandising leadership roles with Marks & Spencer, Sainsbury and the Burton Group.

Gap Inc. Direct

The company’s e-commerce division is focused on re-engineering its systems to significantly improve the online customer experience and to better integrate its Web sites with stores. The new systems will also provide a scaleable, flexible and efficient infrastructure to support the company’s future growth in this channel.

Fourth Brand

Gap Inc.’s new specialty apparel brand will target women over age 35 and open in two U.S. markets this fall. The company will unveil additional information, including the brand name, later today.

Supply Chain

Gap Inc. is transforming its supply chain to drive cost savings, flexibility and product innovation. The company is especially focused on building stronger partnerships with key vendors and aggregating fabric purchases across brands.

Outlook for 2005 and Beyond

Gap Inc.’s Chief Financial Officer, Byron Pollitt, will highlight the improvements in Gap Inc.’s operations and strengthened financial position. In addition, Mr. Pollitt will outline the company’s strategy to deliver shareholder value through balanced EPS growth coupled with cash distributions. As a result of the initiatives described above, the company now expects to achieve the following:

Earnings

The company reiterated its 2005 EPS guidance of $1.41-$1.45. In addition, the company announced that it expects to grow annual EPS in 2006 by about 12%.

Cash and Debt

The company expects at least $1 billion in free cash flow in each fiscal year of 2005, 2006 and 2007. Please see the reconciliation of free cash flow to a GAAP financial measure in the table at the end of this release. In addition, the company expects to substantially reduce restricted cash in 2005.

The company expects annual gross interest expense to be about $50 million in 2006.

Dividends

The company reiterated that in 2005, it is doubling its annual dividend per share to $0.18. The company expects to increase dividends per share at a rate greater than its growth in net income.

Share Repurchases

Since the third quarter of 2004 and through April 18, 2005, the company has repurchased about 64 million shares, 16 million of which have been repurchased in 2005.

Margins

The company reiterated its operating margin guidance of about 13 percent for 2005 and stated that for 2006 the company expects operating margins to continue to expand into the range of 13 to 14 percent. The expected improvement in operating margins will be driven primarily by gross margins.

Capital Expenditures

The company expects capital expenditures in 2005 to be about $625 million and introduced capital expenditure guidance for each of 2006 and 2007 of about $725 million, driven by new stores and remodels.

Real Estate

Cumulative net new store openings for Gap Inc. through 2007 are expected to be 260, with about 200 weighted towards Old Navy. This represents about a 2 percent increase in total square footage for the company in 2005; about a 3 percent increase in 2006; and about a 5 percent increase in 2007. In addition, the company expects fleet rationalization to continue at Gap Brand through 2006.

The following table represents the total planned store openings and closings at year end by division.

	Total Stores at Year End
	2004	2005	2006	2007	Net New Stores 2005-2007
Gap North America	1396	<65>	<30>	10+	<85>+
Old Navy North America	889	50	70	80+	200
Banana Republic North America	462	30	10+	25+	65+
International	247	15	15+	20+	50+
Fourth Brand	N/A	5	5+	20+	30+
Total	2994	35	70	155	260+

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) sales productivity; (ii) strengthening leadership position as leading global apparel speciality retailer; (iii) fueling growth; (iv) expanding our portfolio further into existing and new markets; (v) opportunities for growth in the company’s brands; (vi) growth of Banana Republic petites, accessories and personal care businesses; (vii) net store openings and closings by division in 2005, 2006 and 2007; (viii) growth opportunity in franchise business internationally; (ix) international franchising operating model in 2006; (x) creating shareholder value from international operations; (xi) competitive advantages in company’s supply chain from leveraging its scale; (xii) cost savings from shifts in production; (xiii) short-term and long-term benefits from the removal of quota; (xiv) earnings per share for 2005 and earnings per share growth in 2006; (xv) free cash flow in each year through 2007; (xvi) restricted and unrestricted cash balances in future periods; (xvii) gross interest expense in 2005 and 2006; (xviii) dividend amounts in future periods; (xix) share repurchases in future periods; (xx) operating margin for 2005 and 2006; (xxi) leveraging rent, occupancy and depreciation expense; (xxii) merchandise margin improvements in future periods; (xxiii) capital expenditures in 2005, 2006 and 2007; (xxiv) fleet rationalization by Gap brand through 2006; and (xxv) real estate square footage growth for 2005, 2006 and 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors;

the risk that we will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of April 21, 2005 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Webcast and Conference Call

The investor update sessions between 8:00-9:15 a.m. Pacific Time and 1:15-2:15 p.m. Pacific Time will be made available via webcast and conference call. This includes presentations by Paul Pressler, Gap Inc. President and Chief Executive Officer; Byron Pollitt, Chief Financial Officer; Nick Cullen, Chief Supply Chain Officer; Toby Lenk, President, Gap Inc. Direct; and Robert Fisher, Chairman, Gap Inc.

The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Additionally, these sessions will be available via a live, listen-only conference call. To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. Replay of these sessions will be made available on (800) GAP-NEWS for four weeks after the event and archived on gapinc.com.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2004 sales were $16.3 billion. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Canada, France and Japan. For more information, please visit gapinc.com.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $1 BILLION IN FREE CASH FLOW FOR FISCAL 2005, 2006, AND 2007 TO GAAP FINANCIAL MEASURES

(In millions)	Fifty-Two Weeks Ended January 28, 2006
Minimum net cash provided by operating activities	$1,625
Less: Estimated net purchase of property and equipment	(625)

Free cash flow (a)	$1,000

(In millions)	Fifty-Three Weeks Ended February 3, 2007
Minimum net cash provided by operating activities	$1,725
Less: Estimated net purchase of property and equipment	(725)

Free cash flow (a)	$1,000

(In millions)	Fifty-Two Weeks Ended February 2, 2008
Minimum net cash provided by operating activities	$1,725
Less: Estimated net purchase of property and equipment	(725)

Free cash flow (a)	$1,000

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how profitable a company is on a cash basis after the deduction of capital expenses, as most companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.